Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333- 114717 and No. 333-139453 on Form S-8 of our report dated April 15, 2010, relating to the consolidated financial statements appearing in this Annual Report on Form 10-K of The Bank Holdings and Subsidiaries for the year ended December 31, 2009.

/s/ Moss Adams LLP

Stockton, California

April 15, 2010